Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333‑257001) and Form S-3 (No. 333-280572) of Village Farms International, Inc. of our report dated March 13, 2024, except for the effects of the change in composition of reportable segments and change in segment profit measure discussed in note 14 (not presented herein) to the consolidated financial statements appearing under item 15 of the Company’s 2024 annual report on Form 10-K, as to which the date is March 13, 2025, and except for the effects of discontinued operations discussed in note 10 to the consolidated financial statements, as to which the date is March 12, 2026, relating to the financial statements.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants
Vancouver, Canada

March 12, 2026